Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-4) of our report dated March 15, 2012, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of First California Financial Group, Inc. and subsidiaries included in the Annual Report on Form 10-K of First California Financial Group, Inc. for the year ended December 31, 2011, which is filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

August 17, 2012